As filed with the U.S. Securities and Exchange Commission on November 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Braze, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-2505271
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

330 West 34th Street, Floor 18

New York, New York 10001

(609) 964-0582

(Address of principal executive offices) (Zip code)

Amended and Restated 2011 Equity Incentive Plan

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

(Full titles of the plans)

William Magnuson

Chief Executive Officer

Braze, Inc.

330 West 34th Street, Floor 18

New York, New York 10001

(609) 964-0582

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Jodie Bourdet Peter Byrne Owen Williams Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000	Isabelle Winkles Chief Financial Officer Braze, Inc. 330 West 34th Street, Floor 18 New York, New York 10001 (609) 964-0582

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share
- 2021 Equity Incentive Plan	12,166,672(2)(3)	$79.94(8)	$972,603,760	$90,161
- 2021 Employee Stock Purchase Plan	1,825,000(4)(5)	$67.95(9)	$124,008,750	$11,496
- Amended and Restated 2011 Equity Incentive Plan	11,963,168(6)	$ —(10)	$ —	$ —
Class B Common Stock, par value $0.0001 per share
- Amended and Restated 2011 Equity Incentive Plan	11,963,168(7)	$11.81(11)	$141,285,015	$13,098
Total	25,954,840		$1,237,897,525	$114,755

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock or Class B common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock or Class B common stock, as applicable.

(2)

Represents shares of Class A common stock reserved for issuance pursuant to stock options, restricted stock unit awards and other stock awards under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”). To the extent that any stock options or stock awards outstanding under the Registrant’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) remain available for the issuance of awards under the 2011 Plan immediately prior to the effective date of the 2021 Plan, terminate or expire prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, the shares of Class A common stock reserved for issuance pursuant to such stock options or stock awards will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 7 below.

(3)

The number of shares of Class A common stock reserved for issuance under the 2021 Plan will automatically increase on February 1 each year, starting on February 1, 2022 and continuing through February 1, 2031, in an amount equal to (a) 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on January 31 before the date of each automatic increase or (b) a lesser number determined by the Registrant’s board of directors prior to the applicable February 1 increase.

(4)	Represents shares of Class A common stock reserved for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)

The number of shares of Class A common stock reserved for issuance under the 2021 ESPP will automatically increase on February 1 each year, starting on February 1, 2022 and continuing through February 1, 2031, by the lesser of (a) 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on January 31 before the date of the automatic increase, (b) 2,737,000 shares of Class A common stock, or (c) a lesser number determined by the Registrant’s board of directors prior to the applicable February 1.

(6)	Represents shares of Class A common stock issuable upon conversion of Class B common stock underlying stock options outstanding under the 2011 Plan as of the date of this Registration Statement.
(7)

Represents shares of Class B common stock reserved for issuance pursuant to stock options outstanding under the 2011 Plan as of the date of this Registration Statement. To the extent that any such stock options terminate or expire prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, the shares of Class B common stock reserved for issuance pursuant to such stock options will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 2 above.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $79.94, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on November 17, 2021.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $67.95, which is the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on November 17, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.

(10)

Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B common stock.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $11.81, which is the weighted-average exercise price for options outstanding under the 2011 Plan.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Braze, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)

The Registrant’s prospectus filed on November 18, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-260428), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b)

The description of the Registrant’s Class A common stock which is contained in a registration statement on Form 8-A filed on November 12, 2021 (File No. 001-41065) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

See the description of the Registrant’s Class A common stock and Class B common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-260428).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

		Incorporation by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1/A	333-260428	3.2	November 8, 2021

4.2	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1/A	333-260428	3.4	November 8, 2021

4.3	Form of Class A Common Stock Certificate.	S-1/A	333-260428	4.1	November 8, 2021

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Ernst & Young LLP, an independent registered public accounting firm.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1	Amended and Restated 2011 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-260428	10.2	October 22, 2021

99.2	2021 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-260428	10.3	November 8, 2021

99.3	2021 Employee Stock Purchase Plan.	S-1/A	333-260428	10.4	November 8, 2021

*	Filed herewith.

ITEM 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized, in New York, New York, on this 19th day of November, 2021.

BRAZE, INC.

By:	/s/ William Magnuson
Name:	William Magnuson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Magnuson, Isabelle Winkles and Susan Wiseman, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Magnuson William Magnuson	Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2021

/s/ Isabelle Winkles Isabelle Winkles	Chief Financial Officer (Principal Financial Officer)	November 19, 2021

/s/ Pankaj Malik Pankaj Malik	Chief Accounting Officer (Principal Accounting Officer)	November 19, 2021

/s/ Neeraj Agrawal Neeraj Agrawal	Director	November 19, 2021

/s/ Phillip M. Fernandez Phillip M. Fernandez	Director	November 19, 2021

/s/ Matthew Jacobson Matthew Jacobson	Director	November 19, 2021

/s/ Tara Levy Tara Levy	Director	November 19, 2021

/s/ David Obstler David Obstler	Director	November 19, 2021

/s/ Doug Pepper Doug Pepper	Director	November 19, 2021